Filed Pursuant to Rule 424(b)(3)
under the Securities Act of 1933, as amended (File No. 333-140546)

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1 dated July 13, 2007
to Prospectus filed on March 2, 2007
and Registration Statement on Form S-3 declared effective on March 2, 2007
(Registration No. 333-140546)

WPCS INTERNATIONAL INCORPORATED
1,109,023 SHARES OF
COMMON STOCK

This prospectus supplement, which supplements the prospectus we filed on March 2, 2007, will be used by selling security holders to resell the shares of common stock by the selling stockholders. You should read this prospectus supplement in conjunction with the related prospectus, which is to be delivered by selling security holders to prospective purchasers along with this prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should read and rely only on the information contained in the prospectus supplements and the related prospectus, together with those documents incorporated by reference. Neither the Company nor any selling security holder has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling security holders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus, as previously supplemented, constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus, as previously supplemented, is accurate as of any date other than the date on the front cover of the respective document.

The date of this prospectus is July 13, 2007.

SUBSTITUTION OF SELLING STOCKHOLDER

The first reference to WTC-CIF Micro-Cap Equity Portfolio (nominee: FINWELL & CO) in the selling stockholders table in the section of the Prospectus entitled “Selling Stockholders” beginning on page 10 of the Prospectus is deleted. The table below sets forth, with respect to the substituted selling stockholder, C.S.L. Associates LP, as of July 13, 2007, its name and certain beneficial ownership information.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Before the Offering**	Percent of Common Stock Owned Before the Offering**	Shares Available for Sale Under This Prospectus**	Number of Shares of Common Stock to Be Owned After Completion of the Offering	Percent of Common Stock to Be Owned After Completion of the Offering
C.S.L. Associates LP (1)	25,000	*	25,000	0	0%

* Less than 1%.

** Beneficial ownership is determined in accordance with the rules of the SEC. Percentage of ownership is based on 6,971,698 shares of common stock outstanding as of July 13, 2007.

(1) The control person of C.S.L. Associates LP is Chuck Lipson, who exercises sole voting and dispositive powers over these shares.